AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1996

                                                    REGISTRATION NO. 33-54158
=============================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                           --------------------

                      POST-EFFECTIVE AMENDMENT NO. 4
                                    TO

                                 FORM S-8
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                           --------------------

                       QUAKER CHEMICAL CORPORATION
            (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

           PENNSYLVANIA                               23-0993790
  (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                IDENTIFICATION NO.)

          ELM AND LEE STREETS, CONSHOHOCKEN, PENNSYLVANIA 19428
                 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                    QUAKER CHEMICAL CORPORATION PROFIT
                   SHARING AND RETIREMENT SAVINGS PLAN
                         (FULL TITLE OF THE PLAN)


                   KARL H. SPAETH, ELM AND LEE STREETS
                     CONSHOHOCKEN, PENNSYLVANIA 19429
                 (NAME AND ADDRESS OF AGENT FOR SERVICE)


                              (610) 832-4112
      (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                 Copy to:
                          Ramon R. Obod, Esquire
                    Fox, Rothschild, O'Brien & Frankel
                     2000 Market Street, Tenth Floor
                          Philadelphia, PA 19103

=============================================================================

                       QUAKER CHEMICAL CORPORATION

                          CROSS-REFERENCE SHEET

           PURSUANT TO RULE 404 AND ITEM 501 OF REGULATION S-K

FORM S-8 ITEM NO.                      HEADING IN PROSPECTUS
-----------------                      ---------------------
1.  Plan Information

    (a) General Plan Information.....  Cover Page; General Information;
                                       Definitions; The Plan--General;
                                       The Plan--Purpose; The Plan--Amendment
                                       and Termination; The Plan--
                                       Administration; The Plan--Description
                                       of Investment Options; Applicable
                                       Requirements of ERISA; Reports of the
                                       Company; Incorporation of Certain
                                       Documents by Reference

    (b) Securities to be Offered.....  Cover Page


    (c) Employees Who May Participate
        in the Plan..................  Definitions; The Plan--Eligibility

    (d) Purchase of Securities Pursuant
        to the Plan and Payments for
        Securities Offered...........  The Plan--Contributions; The Plan--
                                       Limitations on Contributions; The Plan--
                                       Change of Contributions; The Plan--
                                       Accounts; The Plan--Investment of
                                       Contributions

    (e) Resale Restrictions..........  The Plan--Assignment; Liens

    (f) Tax Effects of Plan
        Participation................  Federal Tax Aspects

    (g) Investment of Funds..........  The Plan--Investment of Contributions

    (h) Withdrawal from the Plan;
        Assignment of Interest.......  The Plan--Withdrawals of Profit-Sharing
                                       Contributions; The Plan--Distribution of
                                       Benefits; The Plan--Assignment; Liens;
                                       The Plan--Change of Contributions

    (i) Forfeitures and Penalties..... The Plan--Contributions, --Limitations
                                       on Contributions and --Investment of
                                       Contributions

    (j) Charges and Deductions and
        Liens Therefor...............  The Plan--Investment of Contributions

2.  Registrant Information and
    Employee Plan Annual Information.  Reports of the Company; Incorporation
                                       of Certain Documents by Reference

PROSPECTUS
----------


                         QUAKER CHEMICAL CORPORATION


                               100,000 Shares
                                     of
                                Common Stock
                              ($1.00 Par Value)

                               --------------


                         QUAKER CHEMICAL CORPORATION
                 PROFIT SHARING AND RETIREMENT SAVINGS PLAN

                               --------------

    This Prospectus covers interests in the Quaker Chemical Corporation Profit Sharing and Retirement Savings Plan (the "Plan") as well as
100,000 shares of Common Stock, $1.00 par value ("Common Stock"), of Quaker Chemical Corporation (the "Company") which may be acquired pursuant to the Plan as more fully set forth herein.

    None of the Company's Common Stock purchased pursuant to the Plan will be purchased from the Company. Accordingly, the Company will not receive any proceeds on account of any purchase of its Common Stock pursuant to the Plan. See "The Plan -- Description of Investment Options."

                               --------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
           THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
              SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               --------------

             The date of this Prospectus is October 30, 1996.

                        ADDITIONAL INFORMATION

    The Company has filed a Registration Statement with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, including the financial schedules and exhibits filed or incorporated as a part thereof. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied (at prescribed rates) at the Public Reference Section offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, 13th Floor, New York, New York 10048. The Company files its reports and other information electronically with the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Such reports and other information may also be inspected at the offices of the New York Stock Exchange at 20 Broad
Street, New York, New York 10005.


    No person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer described herein, and any information or representation not contained herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell these securities in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that information herein is correct as of any time subsequent to its date.


                          GENERAL INFORMATION

    This Prospectus relates to interests in the Plan and its participating subsidiaries, and to shares of the Company's Common Stock, which may be purchased by the Trustee (as defined) pursuant to the Plan. The Company is a Pennsylvania corporation having its principal executive offices located at Elm and Lee Streets, Conshohocken, Pennsylvania 19428 (telephone number 610-832-4000). The principal provisions of the Plan are summarized in this Prospectus.

                              DEFINITIONS

    The following terms, as used in this Prospectus, have the following meanings:

    "Account" means, with respect to each Participant, the accounts established and maintained by the Administrator for such Participant pursuant to the Plan, and to which all contributions on behalf of such Participant are credited in accordance with the provisions of the Plan.

    "Act" means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

    "Administrator" means the committee designated by the Employer to administer the Plan on behalf of the Employer.

    "Anniversary Date" means the last day of each Plan Year or such other date(s) designated as such by the Administrator.

    "Base Compensation" with respect to any Employee means the Compensation of the Employee, excluding overtime payments, bonuses, shift differential, commissions, all non-salary and non-wage direct or indirect compensation, Employer contributions to Social Security, contributions to this or any other retirement plan or programs, salary reduction contributions made on behalf of such Employee to a plan maintained under Code Section 125, the value of any other fringe benefit provided by or at the expense of the Employer, or any income realized upon the receipt or exercise of a grant of a Stock Option, Stock Appreciation Right, or Performance Incentive Unit pursuant to the Quaker Chemical Corporation Long-Term Performance Incentive Plan.

    "Beneficiary" means the person to whom the share of a deceased Participant's Account is payable, subject to certain restrictions.

    "Code" means the Internal Revenue Code of 1986, as amended or replaced from time to time.

    "Compensation" with respect to any Employee means the total remuneration earned by, or accrued on behalf of, the Employee during the time period to which reference is made exclusive of Compensation paid to any Participant after the date on which such Participant ceased to be employed in a classification eligible for participation in this Plan. Only Compensation earned by an Employee while a Participant will be considered for purposes of determining the Employer's Profit Sharing Contribution and the allocation of the Employer's Profit Sharing Contribution made under the Plan.

    The determination of Compensation shall also be made by including salary reduction contributions made on behalf of an Employee to a plan maintained under Code Section 125.

    Compensation in excess of $150,000 shall be disregarded. Such amount shall be adjusted at the same time and in such manner as permitted under Code Section 415(d). In applying these limitations, the family group of a Highly Compensated Participant who is subject to the Family Member aggregation rules of Code Section 414(q)(6) because such Participant is either a "five percent owner" of the Employer or one of the ten (10) Highly Compensated Employees paid the greatest "415 Compensation" during the year, shall be treated as a single Participant, except that for this purpose Family Members shall include only the affected Participant's spouse and any lineal descendants who have not attained age nineteen (19) before the close of the year. If, as a result of the application of such rules the adjusted dollar limitation is exceeded, then the limitation shall be prorated among the affected Family Members in proportion to each such Family Member's Compensation prior to the application of this limitation.

    "Contract" means the Group Annuity Contract No. GA 83729, effective as of December 30, 1988, between Principal Mutual Life Insurance Company (formerly Bankers Life) and the Company.

    "Deferred Compensation" with respect to any Participant means that portion of the Participant's total Compensation which has been contributed to the Plan as an Elective Contribution in accordance with the Participant's deferral election.

    "Early Retirement Date" means the date on which a Participant satisfies both of the following requirements:

         (a) Attains age 60; and

         (b) Completes ten (10) Years of Service.

    "Elective Contribution" means the Employer's contributions to the Plan that is made pursuant to the Participant's deferral election provided under the Plan. In addition, any Employer Qualified Non-Elective Contribution shall be considered an Elective Contribution for purposes of the Plan.

    "Eligible Employee" means any Employee, except as follows:

         (a) Employees whose employment is governed by the terms of a collective bargaining agreement between employee representatives (within the meaning of Code Section 7701(a)(46)) and the Employer under which retirement benefits were the subject of good faith bargaining between the parties, unless such agreement expressly provides for such coverage in the Plan, will not be eligible to participate in this Plan; and

         (b) Employees of Affiliated Employers shall not be eligible to participate in this Plan unless such Affiliated Employers have specifically adopted this Plan in writing.

    "Employee" means any person who is employed by the Employer or Affiliated Employer, but excludes any person who is an independent contractor. Employee shall include Leased Employees within the meaning of Code Sections 414(n)(2) and 414(o)(2) unless such Leased Employees are covered by a plan described in Code Section 414(n)(5) and such Leased Employees do not constitute more than 20% of the recipient's non-highly compensated workforce. For any Plan Year in which the Plan is deemed to be a Top Heavy Plan, no Key Employee shall be permitted to participate in the Plan.

    "Employer" means Quaker Chemical Corporation, a Pennsylvania corporation, any successor which maintains the Plan and any Affiliated Employer (as defined in the Plan) that has adopted the Plan in writing.

    "Family Member" means, with respect to an affected Participant, such Participant's spouse, such Participant's lineal descendants and ascendants and their spouses, all as described in Code Section
414(q)(6)(B).

    "Highly Compensated Employee" means an Employee described in Code
Section 414(q) and the Regulations thereunder, and generally means an Employee who performed services for the Employer during the "determination year" and is in one or more of the following groups:

         (a) Employees who at any time during the "determination year" or "look-back year" were "five percent owners".

         (b) Employees who received "415 Compensation" during the "look-back year" from the Employer in excess of $75,000.

         (c) Employees who received "415 Compensation" during the "look-back year" from the Employer in excess of $50,000 and were in the Top Paid Group of Employees for the Plan Year.

         (d) Employees who during the "look-back year" were officers of the Employer (as that term is defined within the meaning of the Regulations under Code Section 416) and received "415 Compensation" during the "look-back year" from the Employer greater than 50 percent of the limit in effect under Code Section 415(b)(1)(A) for any such Plan Year. The number of officers shall be limited to the lesser of (i) 50 employees; or (ii) the greater of 3 employees or 10 percent of all employees. If the Employer does not have at least one officer whose annual "415 Compensation" is in excess of 50 percent of the Code Section 415(b)(1)(A) limit, then the highest paid officer of the Employer will be treated as a Highly Compensated Employee.

         (e) Employees who are in the group consisting of the 100
    Employees paid the greatest "415 Compensation" during the "determination year" and are also described in (b), (c) or (d) above when these paragraphs are modified to substitute "determination year" for "look-back year".

    The "look-back year" shall be the calendar year ending with or within the Plan Year for which testing is being performed, and the "determination year" (if applicable) shall be the period of time, if any, which extends beyond the "look-back year" and ends on the last day of the Plan Year for which testing is being performed (the "lag period").

If the "lag period" is less than twelve months long, the dollar threshold amounts specified in (b), (c) and (d) above shall be prorated based upon the number of months in the "lag period".

    For purposes of this Section, the determination of "415 Compensation" shall be made by including amounts that would otherwise be excluded from a Participant's gross income by reason of the application of Code Sections 125, 402(a)(8), 402(h)(1)(B) and, in the case of Employer contributions made pursuant to a salary reduction agreement, by including amounts that would otherwise be excluded from a Participant's gross income by reason of the application of Code Section 403(b). Additionally, the dollar threshold amounts specified in (b) and (c) above shall be adjusted at such time and in such manner as is provided in Regulations. In the case of such an adjustment, the dollar limits which shall be applied are those for the calendar year in which the "determination year" or "look-back year" begins.

    In determining who is a Highly Compensated Employee, Employees who are non-resident aliens and who received no earned income (within the meaning of Code Section 911(d)(2)) from the Employer constituting United States source income within the meaning of Code Section 861(a)(3) shall not be treated as Employees. Additionally, all Affiliated Employers shall be taken into account as a single employer and Leased Employees within the meaning of Code Sections 414(n)(2) and 414(o)(2) shall be considered Employees unless such Leased Employees are covered by a plan described in Code Section 414(n)(5) and are not covered in any qualified plan maintained by the Employer. The exclusion of Leased Employees for this purpose shall be applied on a uniform and consistent basis for all of the Employer's retirement plans. Highly Compensated Former Employees shall be treated as Highly Compensated Employees without regard to whether they performed services during the "determination year".

    "Highly Compensated Former Employee" means a former Employee who had a separation year prior to the "determination year" and was a Highly Compensated Employee in the year of separation from service or in any "determination year" after attaining age 55. Notwithstanding the foregoing, an Employee who separated from service prior to 1987 will be treated as a Highly Compensated Former Employee only if during the separation year (or year preceding the separation year) or any year after the Employee attains age 55 (or the last year ending before the Employee's 55th birthday), the Employee either received "415 Compensation" in excess of $50,000 or was a "five percent owner". For purposes of this Section, "determination year", "415 Compensation" and "five percent owner" shall be determined in accordance with Section
1.26. Highly Compensated Former Employees shall be treated as Highly Compensated Employees. The method set forth in this Section for determining who is a "Highly Compensated Former Employee" shall be applied on a uniform and consistent basis for all purposes for which the Code Section 414(q) definition is applicable.

    "Highly Compensated Participant" means any Highly Compensated
Employee who is eligible to participate in the Plan.

    "Insurer" means the Principal Financial Group, a diversified family of financial services companies headquartered in Des Moines, Iowa, and any other insurance company or companies selected by the Trustee or the Employer.

    "Investment Manager" means an entity that (a) has the power to manage, acquire, or dispose of Plan assets and (b) acknowledges fiduciary responsibility to the Plan in writing. Such entity must be a person, firm, or corporation registered as an investment adviser under the Investment Advisers Act of 1940, a bank, or an insurance company.

    "IRS" means the Internal Revenue Service of the United States
Department of the Treasury.

    "Late Retirement Date" means the first day of the month coinciding with or next following a Participant's actual Retirement Date after having reached his Normal Retirement Date.

    "Net Income" means the profit from operations, adjusted in accordance for items approved from time to time by the Board of Directors of the Company for the Company's fiscal year, based upon the Company's domestic operations and/or such other operations as the Company's Board of Directors shall from time to time consider appropriate, as determined from the Company's internal financial statements for such operations.

    "Non-Highly Compensated Participant" means any Participant who is neither a Highly Compensated Employee nor a Family Member.

    "Normal Retirement Age" means the Participant's 65th birthday.

    "Normal Retirement Date" means the first day of the month subsequent to the Participant's Normal Retirement Age.

    "Participant" means any Eligible Employee who participates in the Plan in accordance with its terms, and has not for any reason become ineligible to participate further in the Plan.

    "Plan Year" means the Plan's accounting year of twelve (12) months commencing on January 1st of each year and ending the following December 31st.

    "Profit-Sharing Contribution" means the Employer's discretionary contributions to the Plan from Net Income.

    "Regulation" means the Income Tax Regulations as promulgated by the Secretary of the Treasury or his delegate, and as amended from time to time.

    "Retirement Date" means the date as of which a Participant retires for reasons other than Total and Permanent Disability, whether such retirement occurs on a Participant's Early Retirement Date, Normal Retirement Date or Late Retirement Date.

    "Terminated Participant" means a person who has been a Participant, but whose employment has been terminated other than by death, Total and Permanent Disability or retirement.

    "Top Heavy Plan" means a plan described in Section 2.2(a) of the Plan.

    "Top Heavy Plan Year" means a Plan Year during which the Plan is a Top Heavy Plan.

    "Total and Permanent Disability" means a physical or mental condition of a Participant resulting from bodily injury, disease, or mental disorder continuing for at least twenty-four (24) consecutive months and which renders him eligible for disability benefits under Title II of the Federal Social Security Acts. The disability of a Participant shall be determined by a licensed physician chosen by the Administrator. The determination shall be applied uniformly to all Participants.

    "Trustee" means CoreStates Bank, which will hold and invest the assets in the Quaker Stock Fund, a separate trust forming a part of the Plan.

    "Trust Fund" or "Fund" means the Principal Financial Group or the assets of the Plan and Trust as the same shall exist from time to time.

    "Year of Service" means the computation period of twelve (12) consecutive months, herein set forth, during which an Employee has at least 1,000 Hours of Service. Years of Service with any Affiliated Employer shall be recognized as Years of Service with the Employer.

                               THE PLAN


GENERAL

    The Quaker Chemical Corporation Profit Sharing and Retirement
Savings Plan, as amended (the "Plan"), originally effective December 31, 1953, covers the Eligible Employees of the Company and of each "Affiliated Employer" (as defined in the Plan) which has adopted the Plan.

    The Plan was amended and restated on November 3, 1992, effective as of January 1, 1989, to comply with the provisions of the Tax Reform Act of 1986 and subsequent legislation. This amendment and restatement also contains provisions, effective January 1, 1993, incorporating into the Plan a qualified cash or deferred arrangement under Section 401(k) of the Code. The Company has received a letter of favorable determination from the IRS that the Plan, as amended and restated, meets the requirements of a qualified profit sharing plan under Section 401(a) of the Code and a qualified cash or deferred arrangement under Section 401(k) of the Code and that the Trust is exempt from Federal income tax under Section 501(a) of the Code.


PURPOSE

    The Plan is designed to provide Eligible Employees with retirement benefits and an opportunity to increase their retirement savings by offering the advantages of a qualified cash or deferred arrangement under Section 401(k) of the Code. See "Federal Tax Aspects." In general, an Employee who meets the Plan's eligibility requirements becomes a Participant. A Participant may authorize the Company to make an Elective Contribution (as described under "Contributions," below) by reducing the Participant's Compensation by an amount not in excess of 8% of his Compensation. Subject to limitations set forth in the Plan, the Company will make Matching Contributions which will partially match Elective Contributions. The Company further may choose to make Profit Sharing Contributions. A Participant may direct the investment of all of his or her Elective Contributions, together with Matching Contributions and any Profit Sharing Contributions into one or more of four investment options in accordance with the provisions of the Plan. See "Investment of Contributions," below.


ADMINISTRATION

    The Administrator, a committee of two or more individuals appointed by the Board of Directors of the Company, is responsible for the administration of the Plan for the exclusive benefit of the Participants and their Beneficiaries, subject to the terms of the Plan. The Administrator is a "named fiduciary" as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Administrator has the power and the duty to take all action and to make all decisions necessary or proper to carry out the Plan. The determination of the Administrator as to any question involving the general administration and interpretation of the Plan is conclusive and binding on any person making a claim under the Plan. The Administrator may make and enforce rules and regulations relating to the Plan. In administering the Plan, the Administrator must act in a nondiscriminatory manner.

    The assets of the Plan will be held pursuant to the terms of the Contract with the Insurer and, with respect to the Quaker Stock Account, in the Trust Fund. The Administrator has no duty with respect to the investment of the funds held under the Contract or in the Trust Fund. The Insurer makes investment decisions with respect to assets held under the Contract. The Trustee has powers and responsibilities with respect to the administration of the Quaker Stock Account, including (i) initial investment of the funds deposited in the Quaker Stock Account, (ii) reinvestment, sale, exchange or other disposition of all or any portion of each such Account's assets, (iii) exercise of the voting rights associated with any securities constituting a part of such Account's assets, (iv) disbursement from such Account in accordance with instructions from the Administrator, and (v) the valuation of such Account.

    In connection with its control and management of the Quaker Stock Account, the Trustee selects brokers to effect particular securities transactions resulting in the most favorable net results for the Plan by taking into account such factors as price, commission, size of order and execution by the broker. Factors such as the brokers' execution and capital commitment capabilities, initiation of trades and securities syndication are evaluated by the Trustee in selecting a broker. Brokerage transactions are not directed to brokers because of their research services. The Trustee periodically evaluates the reasonableness of brokerage commissions paid by the Quaker Stock Account by reviewing such factors as the competitive negotiated rate structure at the time the commission was charged and the effectiveness of the brokers' executions. The Trustee may pay a brokerage commission in excess of that which another broker might have charged for effecting the same transaction in recognition of the value of the brokerage execution services performed by the selected broker.

    The expenses of administration of the Plan are payable out of the assets of the Contract and the Trust Fund unless paid by the Company. Except as otherwise described in this Prospectus, the expenses of the administration of the Plan, including compensation payable to the Trustee and the Insurer, the compensation of any investment manager and the expenses incurred by the Administrator in discharging its duties, will be paid or provided for by the Company. Notwithstanding the foregoing, no excise tax or other liability imposed upon the Trustee, the Insurer, the Administrator or anyone else for failure to comply with the provisions of any Federal law shall be subject to payment or reimbursement from the assets of the Plan. For information regarding certain fees to be paid out of the assets of the Plan, see "Description of Investment Options," below.


ELIGIBILITY

    Each Eligible Employee will become a Participant in the Plan as of the first day of the 12th month following the month in which the Employee's employment with an Employer commences, unless such employment commenced on the first day of a month, in which case such Employee will become a Participant on the first anniversary of such commencement of employment (the "Entry Date"), provided, in either case, that the Employee is employed by an Employer throughout the period and is so employed as of such Entry Date. If not employed on such date, an Eligible Employee is entitled to become a Participant effective as of the Entry Date subsequent to his or her date of rehire. An Eligible Employee may become a Participant in the Plan solely to make Elective Contributions as of the first day of the month following the month in which the Employee's employment with the Employer commences, unless such employment commenced on the first day of the month, in which case the Employee may become a Participant immediately. All such Elective Contributions shall be made in accordance with the terms and conditions of the Plan. An Employee's participation in the Plan will not be terminated by such Employee's transfer of employment among the Company and Affiliated Employers who are participating in the Plan, provided such Employee retains the status as an Eligible Employee. If a Participant transfers to an Affiliated Employer which has not adopted the Plan, no further contributions to the Plan may be made on his or her behalf unless and until he or she resumes the status of an Eligible Employee. However, amounts credited to such Participant's Account will remain invested. The Administrator has the sole responsibility under the Plan for determining the eligibility of each Employee for participation in the Plan based upon information furnished by the Employer. A determination regarding the eligibility of an Employee which is made in accordance with the Plan and the Act will be conclusive and binding upon all persons.

    In the event a Participant ceases to be a member of an eligible class of Employees and thus becomes ineligible to participate in the Plan, such Employee will be entitled to resume the status of a Participant immediately upon his return to an eligible class of Employees. In the event an Employee who is not a member of an eligible class of Employees becomes a member of an eligible class, such Employee will be entitled to become a Participant immediately, provided such Employee has satisfied the minimum age and service requirements and would have otherwise previously become a Participant.

    Effective June 1, 1993, Employees represented by Local 174 of the International Union, United Automobile, Aerospace & Agricultural
Implement Workers of America, became eligible to make Elective
Contributions and receive Matching Contributions and, effective January 1, 1997, will be eligible to receive Profit Sharing Contributions.

    An Eligible Employee may, subject to the approval of his Employer, elect not to participate in the Plan. An election not to participate in the Plan must be communicated to the Company, in writing, at least 30 days before the beginning of a Plan Year.

    The number of employees eligible to participate in the Plan as of September 30, 1996 was approximately 321.


CONTRIBUTIONS

    As described below, a Participant may elect to have Elective
Contributions made for his account, and the Employer will make Matching Contributions and may make discretionary Profit-Sharing Contributions, in accordance with the provisions of the Plan.

    Elective Contributions. A Participant may elect to have Elective Contributions made to the Plan for his account pursuant to Section 401(k) of the Code. A Participant who desires to have Elective Contributions made to his account must select the amount of his Compensation for the Plan Year which he wishes to defer the receipt of (a "deferral election"). Under the terms of the Plan, the amount of a deferral may equal any whole percentage up to

8%, subject to an annually adjusted dollar limitation ($9,500 for 1996). See "Limitations on Contributions," below. The Employer will make the appropriate reduction in the salary of the Participant and contribute a corresponding amount as an Elective Contribution for the account of the Participant.

    A Participant may commence making deferral elections as of the first day of the month coincident with or next following the Participant's Entry Date. If a Participant fails to make an initial salary deferral election within such time, then he may thereafter make an election effective as of any January 1 or July 1 thereafter. Each Participant must indicate the amount of his deferral election in a written salary reduction agreement between the Participant and Administrator executed and in effect prior to the first day of the first pay period to which it applies. A deferral election may be changed or suspended by a new election effective as of the first day of any January, April, July or October during the Plan Year by filing a written notice with the Administrator no later than 30 days prior to the pay period for which such modification is to be effective. An Elective Contribution is made through a payroll deduction and must be paid by the Employer to the Plan within a reasonable period after it is withheld from the Participant's pay, and in no event later than 30 days after the date on which the deferred amount would otherwise have been payable to the Participant in cash.

    Elective Contributions made to the Account of a Participant are fully (100%) vested and nonforfeitable, and are invested in accordance with the Participant's investment election. See "Investment of Contributions," below.

    If the percentage of Compensation specified in the deferral election of a Participant would result in an Elective Contribution in excess of an applicable dollar limit, the applicable Elective Contribution and the corresponding deferral of income will be reduced to the permitted limit without further action of the Participant. However, the amount of a deferral election will not be increased unless the Participant formally changes his election. Because the deferral election of a Participant is a specified percentage of his Compensation, any increase or decrease in such Participant's Compensation at any time will automatically result in a corresponding adjustment to the Participant's Elective Contribution in accordance with the Plan, except to the extent any applicable dollar limitation precludes such increase or decrease.

    Matching Contributions. A Matching Contribution is made by the Employer for each Plan Year for each Participant who makes a deferral election (other than an Employee eligible to receive Incentive Bonuses from the Employer). The Matching Contribution made on behalf of a Participant for a Plan Year is an amount equal to $150.00 for each whole percentage of such Participant's Compensation deferred as an Elective Contribution in such Plan Year, provided, however, that the Matching Contribution for a Participant in any Plan Year may not exceed $450.00. The following table sets forth the respective percentages of Compensation that a Participant may elect to defer and have credited as an Elective Contribution and the corresponding Matching Contributions:


                   PERCENTAGE OF         AMOUNT OF
                   COMPENSATION           MATCHING
                     DEFERRAL           CONTRIBUTION
                   -------------        ------------
                        1%                 $150.00
                        2%                  300.00
                    3% or more              450.00

    Each Matching Contribution is made at the time the corresponding Elective Contribution is made. Matching Contributions made to the Account of a Participant are fully (100%) vested and nonforfeitable, and are invested in accordance with the Participant's investment election. See "Investment of Contributions," below.

    Profit-Sharing Contributions. Profit-Sharing Contributions may be made by the Employer, out of Net Income, at its discretion. Any Profit-Sharing Contribution made in a Plan Year will be allocated among the Employees eligible to participate in the contribution pro rata in accordance with the respective levels of their Base Compensation for such Plan Year. Pursuant to the terms of the Plan, a Profit-Sharing Contribution may not be made or allocated to the Account of any Employee designated by the Company as a Sales Process Engineer, and, generally, an Employee will be entitled to share in a Profit-Sharing Contribution for a Plan Year only if he completes a Year of Service with at least 1,000 Hours of Service during that Plan Year and is employed by the Employer on the last day of the Plan Year. Notwithstanding the foregoing a Participant will be entitled to participate in a Profit-Sharing Contribution if he is not actively employed on the last day of the Plan Year due to Retirement (Early, Normal or Late), Total and Permanent Disability or death.

    Profit-Sharing Contributions made to the Account of a Participant are fully (100%) vested and nonforfeitable, and are invested in accordance with the Participant's investment election. See "Investment of Contributions."

    Top Heavy Rules.  If the Plan becomes "top heavy" as defined in
Section 416 of the Code, certain limitations may be placed on contributions made on behalf of "key employees" as defined in Section 416 and certain minimum contributions may be required on behalf of certain other Participants as set forth in the Plan.


ROLLOVER CONTRIBUTIONS

    Any Participant of the Plan, at any time, may submit a written application requesting the Administrator to direct the Trustee or Insurer to accept a Rollover contribution. A Rollover accepted by the Administrator will be placed in a Rollover Account established for the Participant and will become part of the Fund. The amount placed in a Rollover Account, which will be fully vested at all times and will not be subject to forfeiture for any reason, will be invested in accordance with the contributing Participant's instructions. See "Investment of Contributions," below. Rollover contributions are not subject to the limits outlined under "Limitations on Contributions," below.


LIMITATIONS ON CONTRIBUTIONS

    Section 401(k) of the Code establishes maximum percentages of compensation which may be contributed as Elective Contributions by Participants in the Plan who constitute Highly Compensated Employees. Under the Plan, the Actual Deferral Percentage for the group of Highly Compensated Employees for a Plan Year, based upon Elective Contributions, may not exceed the Actual Deferral Percentage for the group of all other eligible employees, multiplied by 1.25. Alternatively, the excess of the Actual Deferral Percentage for the group of Highly Compensated Employees for a Plan Year over the Actual Deferral Percentage for the group of all other eligible employees may not exceed two percentage points or such lesser amount as may be established by applicable regulations; and the Actual Deferral Percentage for the group of Highly Compensated Employees may not exceed the Actual Deferral Percentage for the group of all other eligible employees, multiplied by two. Amounts contributed in violation of these limits must be returned to the Participants on whose behalf the excess Elective Contributions were made, as provided in Section 401(k) of the Code.

    Under Section 401(k) of the Code, no Participant's Elective
Contributions for any Plan Year may exceed an annually adjustable dollar limitation, which is $9,500 for 1996. Any Elective Contribution in excess of this limit must be returned to the Participant making such contribution, as provided in Section 401(k) of the Code.

    Under Section 415 of the Code, the total of all Elective, Matching and Profit-Sharing Contributions allocated to a Participant's Account for any year generally may not exceed the lesser of (a) $30,000 or (b) 25% of his Compensation for the year. The $30,000 limitation is subject to cost of living adjustments. If, for any year, these limitations are exceeded, the Plan currently provides that the excess will be deemed first to consist of Profit-Sharing Contributions (to the extent that the Participant would have been entitled to Profit-Sharing Contributions in the absence of these limitations), which will be allocated to the Accounts of Participants who have not yet reached their respective
Section 415 limits.


CHANGE OF CONTRIBUTIONS

    A Participant may elect to increase or decrease the amount of his Elective Contribution effective as of the first day of any January, April, July or October during a Plan Year, by filing a written notice with the Administrator no later than 30 days prior to the pay period for which such modification is to be effective. A modification will not have a retroactive effect and will remain in force until revoked.

    A Participant may elect to prospectively revoke his salary reduction agreement in its entirety at any time during the Plan Year by providing the Administrator with 30 days written notice of such revocation (or upon such shorter notice period as may be acceptable to the Administrator). Such a revocation will become effective as of the beginning of the first pay period coincident with or next following the expiration of the notice period. Furthermore, the termination of the Participant's employment, or the cessation of his participation in the Plan for any reason, will be deemed to revoke any salary reduction agreement then in effect, effective immediately following the close of the pay period within which such termination or cessation occurs.

ACCOUNTS

    The accounts and records of the Plan are maintained by the Administrator and disclose the status of the Account of each Participant. Each Participant will be advised from time to time, at least once each year, of the balance of his Account.

    Each Participant's Account under the Plan represents the Participant's interest in the Funds established under the Plan and any insurance policies on his life purchased pursuant to the Plan.


INVESTMENT OF CONTRIBUTIONS

    Generally, each Participant must direct how his Elective Contributions, and his portion of Matching Contributions, and Profit-Sharing Contributions and Rollover Account are to be allocated among the investment options available under the Plan. The Plan provides that in the event a Participant does not specifically designate the investment option or options for all or part of his Account, the Insurer shall invest such funds in the Guaranteed Interest Account until a designation can be obtained from the Participant.

    A Participant may change his investment election with respect to the investment of future contributions or transfer previously contributed amounts among the available investment options described below.
However, a Participant may not change investment options other than as of the first January 1, April 1, July 1 or October 1, following 30-days advance notice of such change. The Plan Administrator will accept a Participant's written notice of a change in investment options.

    Neither the Trustee, the Insurer, any investment advisors to the Funds, the Plan Administrator, nor any officer or employee of the Company is empowered to advise a Participant as to the manner in which his Account should be invested. THE FACT THAT A PARTICULAR INVESTMENT OPTION IS AVAILABLE TO PARTICIPANTS FOR INVESTMENT UNDER THE PLAN SHALL NOT BE CONSTRUED AS A RECOMMENDATION FOR INVESTMENT IN SUCH INVESTMENT OPTION. A PARTICIPANT ASSUMES ALL RISKS IN CONNECTION WITH CHANGES IN THE VALUE OF THE INVESTMENT OPTION OR OPTIONS IN WHICH HE ELECTS TO INVEST. EARNINGS, IF ANY, OF EACH INVESTMENT OPTION WILL BE REINVESTED IN THE SAME INVESTMENT OPTION, AND LOSSES, IF ANY, WILL BE ALLOCATED ONLY TO THE INVESTMENT OPTION INCURRING THE LOSS.


DESCRIPTION OF INVESTMENT OPTIONS

    There currently are four investment options available to Participants under the Plan. Set forth below is information concerning each of such investment options.


                        I. QUAKER STOCK ACCOUNT

    This investment option is a trust the assets of which are invested by the Trustee primarily in the Common Stock of the Company, subject to the right of the Trustee to invest such assets or any part thereof in short-term fixed income investments. The Trustee has discretion as to the timing and manner of purchasing shares. Such purchases may include open-market or privately negotiated transactions. Cash dividends, if any, on the shares held in this trust will be retained by the trust and invested in the same manner as the other assets of the trust, and any stock dividends or shares issued pursuant to a stock split on the shares held in this trust will become part of the trust's assets. For information concerning the declaration of dividends on the Company's Common Stock during the past two fiscal years, see the Supplemental Financial Information included in the Company's most recent Annual Report to Shareholders. The payment of dividends on the Company's Common Stock is in the discretion of the Company's Board of Directors and the dividends paid by the Company in the past are not necessarily indicative of the dividends that will be paid in the future.

    Participants investing in the Quaker Stock Account will not have any voting rights with respect to the shares held in the trust. The voting rights with respect to such shares are vested in the Trustee.

    The value of the Quaker Stock Account will be increased or decreased as the market price of the Company's Common Stock increases or decreases. Accordingly, as the market price of the Common Stock fluctuates up or down so will the value of a Participant's share of this trust. Commissions paid on account of transactions by this trust are not paid by the Company but are charged against the assets of the trust. Accordingly, the value of a Participant's share of this trust could be less than the amount of the contributions to the trust. Since the Quaker Stock Account is not diversified, it has a higher degree of risk than the other stock funds which are diversified.

    The Company's Common Stock is listed on the NYSE. Prior to August 23, 1996, the Common Stock was traded on the NASDAQ National Market. The following table sets forth for the calendar quarters shown the range of high and low sales prices for the Common Stock as quoted on the NASDAQ National Market and as reported by the NYSE, as the case may be. On October 25, 1996, the last reported sale price of the Common Stock on the NYSE was $14.75 per share.

            1993                                      Low        High
            ----                                      ---        ----
       First Quarter............................      20-3/4     24-1/2
       Second Quarter...........................      17-3/4     23
       Third Quarter............................      16-1/2     20
       Fourth Quarter...........................      14-1/4     18-1/4

            1994
            ----
       First Quarter............................      14-3/4     19-1/2
       Second Quarter...........................      16         18-3/4
       Third Quarter............................      17-1/4     18-3/4
       Fourth Quarter ..........................      17-1/4     18-3/4

            1995
            ----
       First Quarter............................      14-1/2     19
       Second Quarter...........................      14-1/2     18
       Third Quarter............................      15         17-1/2
       Fourth Quarter...........................      11         18-1/2

            1996
            ----
       First Quarter............................      12-3/4     15
       Second Quarter...........................      11-3/4     14-1/2
       Third Quarter............................      11-3/4     15-1/4
       Fourth Quarter (through October 25)......      14-3/4     15-3/4

    None of the Company's Common Stock purchased for the Quaker Stock Account pursuant to the Plan will be purchased from the Company.
Because all of the Company's Common Stock purchased for the Quaker Stock Account will be previously issued and outstanding, the Company will not receive any proceeds on account of any purchase of its Common Stock for the Quaker Stock Account.

    In order to facilitate compliance with Section 16 of the Securities Exchange Act of 1934 (the "1934 Act") and the regulations promulgated thereunder, a Participant in the Plan who is subject to the reporting requirements of Section 16(a) of the 1934 Act (i.e., an "officer" of the Company, within the meaning of Rule 16a-1(f) under the 1934 Act, a director of the Company or the beneficial owner of 10% or more of the issued and outstanding shares of the Company's Common Stock, within the meaning of Rule 16a-1(a)(1) under the 1934 Act) will not be permitted to invest in the Quaker Stock Account.


                    II. GUARANTEED INTEREST ACCOUNT

    Under the Contract, amounts allocated to this account are invested in Guaranteed Interest Accounts ("GIA") of the Insurer and constitute part of the general account of the Insurer. The investments of the Insurer's general account emphasize privately-placed loans such as bonds and commercial mortgages with maturities that generally parallel the Insurer's guarantees under its GIAs. The Insurer's GIAs offer guaranteed principal and interest for different length guarantee periods selected by the Administrator. The guarantee periods of two and five years are available to Participants. All contributions received during the first year (hereinafter referred to as the "Deposit Year") of each guarantee period become part of that year's GIA. Each contribution made during a Deposit Year receives the then available guaranteed interest rate for the guarantee period selected, as declared from time to time by the Insurer. At the end of the Deposit Year, the average guaranteed rate (weighed by the size and timing of each deposit) is determined.
The average guaranteed rate is then credited and compounded annually to the account balance for the remaining years of the guarantee period. At the end of each Deposit Year, that GIA is closed and no additional contributions are made to it. Contributions made in the next Deposit Year become part of a new guarantee period with its length of guarantee period determined in the same manner. A GIA matures at the end of its guarantee period and then may be reinvested (without penalty or adjustment) in a current GIA or be transferred to any other type of investment available under the Plan.

    Any transfer out of a GIA prior to the end of its guarantee period (other than for benefit payments at retirement, death, disability, or termination of employment) will be subject to a charge if the guaranteed interest rate for an account with the same guarantee period on the surrender date is greater than the guaranteed interest rate being credited to the GIA from which the transfer is being made. The charge, a percentage of the amount being withdrawn, is the difference between the guaranteed interest rate for new deposits to an account with the same guarantee period and the guaranteed interest rate being credited to the GIA from which the transfer is being made, multiplied by the number of years and fractions (to the nearest day) remaining in the guarantee period of the GIA from which the transfer is being made. If the guaranteed interest rate for new deposits to an account with the same guarantee period is equal to or less than the average credited rate for the GIA from which the transfer is being made, the transfer will involve no charge. If a Participant has more than one GIA and does not specify the GIA from which the transfer is to be made, the transfer will automatically be made from the newest GIA first, working back to the oldest GIA until the amount requested has been transferred.

    The following table sets forth, as of the first day of each of the months indicated, the annualized rate (net after deduction of investment expenses, which are not paid by the Company but are charged against the assets of this account) credited to deposits to GIAs with a two-year term.

        MONTH                    1992      1993      1994      1995      1996
        -----                    ----      ----      ----      ----      ----
     January..................   5.00%     4.70%     4.20%     7.30%     4.75%
     February.................   5.50%     4.45%     3.90%     6.90%     4.50%
     March....................   5.75%     4.05%     4.55%     6.40%     5.00%
     April....................   6.10%     4.00%     5.25%     6.40%     5.10%
     May......................   5.80%     3.90%     5.85%     6.10%     5.40%
     June.....................   5.45%     4.30%     5.90%     5.40%     5.65%
     July.....................   5.05%     4.25%     6.00%     5.35%     5.50%
     August...................   4.55%     4.15%     5.90%     5.60%     5.55%
     September................   4.55%     3.85%     6.10%     5.50%     5.75%
     October..................   3.80%     3.75%     6.40%     5.50%     5.50%
     November.................   4.65%     4.15%     6.75%     5.25%       -
     December.................   5.05%     4.30%     7.35%     5.05%       -

    The following table sets forth, as of the first day of each of the months indicated, the annualized rate (net after deduction of investment expenses, which are not paid by the Company but are charged against the assets of this account) credited to deposits to GIAs with a five-year term.

        MONTH                    1992      1993      1994      1995      1996
        -----                    ----      ----      ----      ----      ----
     January..................   6.55%     6.45%     5.55%     7.80%     5.15%
     February.................   7.10%     6.00%     5.25%     7.55%     5.05%
     March....................   7.40%     5.50%     5.90%     7.05%     5.60%
     April....................   7.75%     5.50%     6.65%     7.05%     5.95%
     May......................   7.55%     5.40%     6.95%     6.75%     6.25%
     June.....................   7.10%     5.65%     7.00%     5.95%     6.60%
     July.....................   6.75%     5.40%     7.05%     5.80%     6.40%
     August...................   6.20%     4.45%     6.95%     6.10%     6.40%
     September................   6.20%     5.15%     7.10%     6.00%     6.65%
     October..................   5.65%     4.95%     7.45%     5.95%     6.40%
     November.................   6.35%     5.15%     7.75%     5.65%       -
     December.................   6.70%     5.60%     8.05%     5.40%       -

    The foregoing information concerning the Insurer's GIA's is a summary of information provided to the Company by the Insurer, and such summary is qualified in its entirety by reference to such information which may be obtained from the Company by any Participant upon written or oral request directed to the Company's Corporate Controller, Quaker Chemical Corporation, Elm and Lee Streets, Conshohocken, Pennsylvania 19428 (610-832-4000).


                        III.  U.S. STOCK ACCOUNT

    This investment option is an account the assets of which are invested in the U.S. Stock Account (Separate Account A), a pooled investment account invested in U.S. securities, primarily common stocks ("Separate Account A"). Separate Account A is managed by Invista Capital Management, Inc., a registered investment adviser ("Invista"). Invista is the wholly-owned subsidiary of Principal Mutual Life Insurance Company, which owns the assets of Separate Account A.

    According to information provided to the Company by the Insurer, the objective of Separate Account A is to earn a long-term rate of return greater than the average rate of return for stocks in general. However, Participants should understand that there can be no assurance that the objective of Separate Account A will be achieved.

    The following table sets forth for the respective periods indicated the ending value of a single $10,000 invested in Separate Account A at the beginning of the period, compared with the corresponding values for the Dow Industrials and the Standard & Poors 500 ("S&P 500").

         PERIOD ENDED                  SEPARATE          DOW
         SEPTEMBER 30, 1996           ACCOUNT A*     INDUSTRIALS*    S&P 500*
         ------------------           ----------     ------------    --------
     3 months....................       $10,443         $10,462       $10,309
     12 months...................        12,352          12,562        12,033
     5 years.....................        20,417          22,317        20,314
     10 years....................        36,358          45,210        40,426

---------------
* The amounts reflected for the Dow Industrials and S&P 500 do not have any investment or brokerage expense deducted from them, while the amounts reflected for Separate Account A are net of the applicable investment management fee which is not paid by the Company but is charged against the assets of Separate Account A.

    The following table sets forth as of December 31, 1995, 1994 and 1993, respectively, information provided to the Company by the Insurer concerning the ending values of a single $10,000 invested in Separate Account A on the respective investment dates indicated:

                                                          ENDING VALUE AT
         INVESTMENT DATE             INVESTMENT PERIOD   DECEMBER 31, 1995
         ---------------             -----------------   -----------------
      January 1, 1995..............       One Year            $13,304
      January 1, 1994..............       Two Years            13,344
      January 1, 1993..............       Three Years          14,607

                                                          ENDING VALUE AT
         INVESTMENT DATE             INVESTMENT PERIOD   DECEMBER 31, 1994
         ---------------             -----------------   -----------------
      January 1, 1994..............       One Year            $10,026
      January 1, 1993..............       Two Years            10,975
      January 1, 1992..............       Three Years          12,006

                                                          ENDING VALUE AT
         INVESTMENT DATE             INVESTMENT PERIOD   DECEMBER 31, 1993
         ---------------             -----------------   -----------------
      January 1, 1993..............       One Year            $10,943
      January 1, 1992..............       Two Years            11,970
      January 1, 1991..............       Three Years          16,500

    According to information provided to the Company by the Insurer, except for small amounts held in money market investments for normal cash flow purposes, Separate Account A is kept fully invested in stocks through all
                                    14
market cycles, without any attempt to anticipate future stock market direction or to hold cash during market declines. A "top-down" approach to stock selection is employed in which fundamental shifts in the economy are identified and, based on these factors, industries that are expected to benefit are selected and reviewed to identify companies that are believed to be undervalued by the market.

    According to the investment policy for Separate Account A, the primary investment objectives for Separate Account A are long-term capital appreciation and realization of increasing dividend income. Assets of Separate Account A will normally be invested in a diversified portfolio of equities consisting primarily of common stocks. In choosing common stock investments there is a particular concern for long-term earnings prospects and the relationship of then-current stock prices to such prospects. Short-term trading is not intended, but occasional investments may be made for the purpose of seeking short-term or medium-term capital appreciation. In periods when the general level of prices for equity investments or general economic conditions appear to warrant such action, some of the assets of Separate Account A may be invested in government bonds, corporate bonds, debentures or other evidences of indebtedness whether or not convertible into stocks or carrying stock warrants, notes, or other evidences of indebtedness secured by mortgages or deeds of trust on real property or pledges of personal property, and preferred stocks, or be retained in cash. To the extent feasible, assets of Separate Account A will be kept fully invested, but from time to time reasonable amounts may be maintained in cash or short-term obligations such as, but not limited to, United States Treasury bills, bankers' acceptances, certificates of deposit, and commercial paper. Investments will be diversified among various industries. Except for U.S. Government and Agency obligations, investments in securities of any one issuer are limited to no more than 8% of the value of the assets in the account. The purchase and sale of real estate will not be a principal activity, and not more than 10% of the assets of Separate Account A will be invested in real estate (which, for this purpose, excludes investments in notes or other evidences of indebtedness secured by mortgages or deeds of trust on real property). The assets of Separate Account A will not be invested for the purpose of exercising control or management of any company. Securities will not be purchased for Separate Account A on margin, except for such short-term credits as are necessary for the clearance of transactions; short sales of securities will not be made; puts or calls will not be issued; and no commodity trading will be conducted.

    The foregoing is a summary of the investment policy for Separate Account A provided to the Company by the Insurer. A copy of such investment policy may be obtained from the Company upon request to the Company's Corporate Controller in the manner described under "Incorporation of Certain Documents by Reference."

    Investments in Separate Account A are represented by units. The number of units acquired for an investment in Separate Account A or relinquished upon a withdrawal from Separate Account A is determined based on the per unit value of Separate Account A at the close of business on the date the investment or withdrawal is made. The total dollar value of Separate Account A is determined at the end of each business day, based on the closing prices of the stocks then held in Separate Account A. The "value" of a unit of interest in Separate Account A is determined at the close of each business day by dividing the total dollar value of Separate Account A at the close of such day by the total number of units in Separate Account A.

    Separate Account A is a separate account (not part of the Insurer's General Account). Accordingly, realized and unrealized gains and losses from the assets in Separate Account A are credited to or charged against Separate Account A without regard to other income, gains or losses of the Insurer.

    While withdrawals from Separate Account A are normally processed within seven days after receipt by the Insurer of a withdrawal request, the Insurer reserves the right to defer payment for up to 270 days. When transfers of more than $20 million are requested within any three year period, the amount over $20 million may be transferred over a period of up to three years.

    For its services in managing Separate Account A, Invista is entitled to receive an annual investment management fee. As of October 1, 1996, such fee was equal to .45% of Separate Account A's assets, charged daily. Invista reserves the right to change this fee at any time upon 30 days advanced written notice. All expenses in connection with the purchase, holding, or sale of securities for Separate Account A, as well as fees and taxes associated with transfer of securities will be deducted from the assets of Separate Account A or added to securities costs. These expenses and the aforementioned investment management fee are reflected as a reduction in the value of Separate Account A's units and are in addition to the regular expenses associated with the Contract which are paid by the Company.

    Participants who elect to invest in this investment option will not have any voting rights with respect to the shares in Separate Account A. The voting rights with respect to such shares are vested in the Insurer.

    Stocks as a category of securities are generally accepted as involving more risk than many other types of investments. Any Participant considering an investment in Separate Account A should evaluate the risks involved. THERE IS NO GUARANTEE AS TO THE PERFORMANCE OF SEPARATE ACCOUNT A. Stocks have high volatility, so the risk of decline in value at the time cash is needed is greater than it is for most other types of investments. While past results may be helpful in decision making, they cannot guarantee future results.

    The description of Separate Account A is a summary of information concerning Separate Account A which has been provided to the Company by the Insurer, and such description is qualified by reference to such information which may be obtained from the Company by any Participant upon written or oral request directed to the Company's Corporate Controller, Quaker Chemical Corporation, Elm and Lee Streets, Conshohocken, Pennsylvania 19428 (610-832-4000).


                       IV.  BOND & MORTGAGE FUND

    This investment option is an account the assets of which are invested in the Bond & Mortgage Account (Primart Separate Account), a pooled investment account invested in intermediate-term fixed-income loans (the "Bond & Mortgage Fund"). Principal Mutual Life Insurance Company ("Principal Life") owns and manages the assets of the Bond & Mortgage Fund.

    All loans made by the Bond & Mortgage Fund are reviewed by the Investment Committee of Principal Life and the Securities Division of its Investment Department is responsible for the acquisition, sale and continuing evaluation and supervision of all investments held in the Bond & Mortgage Fund.

    The objective of the Bond & Mortgage Fund is to obtain an above-average rate of return in the lending market, with safety appropriate for retirement plan assets, at the lowest possible expense level. The investment objective is intended to be met over long periods of time (several market cycles) and not over short periods of time such as one or two years. However, Participants should understand that there can be no assurance that the objective of the Bond & Mortgage Fund will be achieved with respect to any investment period.

    To meet its objective, the Bond & Mortgage Fund is invested primarily in private market investments, such as private placement loans and commercial mortgages. Private market investments have traditionally given a premium yield over publicly-traded bonds. The Bond & Mortgage Fund may also invest in Government National Mortgage Association (GNMA) pass-through certificates and publicly-traded bonds. Short-term money instruments will be used to keep funds fully invested.

    The following table sets forth as of December 31, 1995, 1994 and 1993, respectively, information provided to the Company by the Insurer concerning the ending values of a single $10,000 invested in the Bond & Mortgage Fund on the respective investment dates indicated:

                                                          ENDING VALUE AT
         INVESTMENT DATE             INVESTMENT PERIOD   DECEMBER 31, 1995
         ---------------             -----------------   -----------------
      January 1, 1995.............         One Year           $11,835
      January 1, 1994.............         Two Years           11,593
      January 1, 1993.............         Three Years         12,831

                                                          ENDING VALUE AT
         INVESTMENT DATE             INVESTMENT PERIOD   DECEMBER 31, 1994
         ---------------             -----------------   -----------------
      January 1, 1994.............         One Year           $ 9,971
      January 1, 1993.............         Two Years           10,836
      January 1, 1992.............         Three Years         11,735

                                                          ENDING VALUE AT
         INVESTMENT DATE             INVESTMENT PERIOD   DECEMBER 31, 1993
         ---------------             -----------------   -----------------
      January 1, 1993.............         One Year           $11,063
      January 1, 1992.............         Two Years           11,098
      January 1, 1991.............         Three Years         11,138

    The Bond & Mortgage Fund does not attempt to anticipate short-term changes in interest rates. However, long-term changes are considered in structuring the portfolio. Modest trading takes place to take advantage of anticipated rating changes, quality yield spreads and slope of the yield curve. Other important considerations involved in the selection of investments are frequency of payment, call protection, sinking fund provisions, if any, and the conditions under which interest rates can be adjusted.

    The portfolio of the Bond & Mortgage Fund is structured so that it has an intermediate-term average maturity long enough to provide higher interest rates and short enough to allow for reinvestment of matured loans at new rates.

    Assets held in the Bond & Mortgage Fund are valued at the close of each business day based on their market value, using a computer valuation system provided by an outside securities valuation service. Investments in the Bond & Mortgage Fund are represented by units and the number of units acquired for each investment or relinquished upon each withdrawal is determined based on the Bonds & Mortgage Fund's per unit value at the close of business on the date the investment is made.
Since the Bond & Mortgage Fund is a separate account (not part of Principal Life's General Account), realized and unrealized gains and losses from assets in the Bond & Mortgage Fund are credited to or charged against the Bond & Mortgage Fund without regard to other income, gains, or losses of Principal Life.

    While withdrawals from the Bond & Mortgage Fund are normally processed within seven days after receipt by Principal Life of a withdrawal request, Principal Life reserves the right to defer payment for up to 270 days.

    For its services in managing the Bond & Mortgage Fund, Principal Life is entitled to receive an annual investment management fee which is not paid by the Company but is charged daily against the Bond & Mortgage Fund's assets. As of October 1, 1996, such fee was equal to .45% of the Fund's assets. Principal Life reserves the right to change this fee at any time upon 30 days advance written notice. The investment management fee is reflected as a reduction in the unit value of the Bond & Mortgage Fund and is in addition to the regular expenses of the Contract which are paid by the Company.

    THE BOND & MORTGAGE FUND IS A MARKET-VALUED FUND AND PROVIDES NO GUARANTEE OF INVESTMENT PERFORMANCE. SINCE MARKET VALUE CHANGES CAN RESULT IN WIDELY FLUCTUATING RETURNS OVER A SHORT PERIOD OF TIME, THE BOND & MORTGAGE FUND IS BEST USED FOR LONG-TERM INVESTMENT.

    The description of the Bond & Mortgage Fund is a summary of information concerning the Bond & Mortgage Fund which has been provided to the Company by the Insurer, and such description is qualified by reference to such information which may be obtained from the Company by any Participant upon written or oral request directed to the Company's Corporate Controller, Quaker Chemical Corporation, Elm and Lee Streets, Conshohocken, Pennsylvania 19428 (610-832-4000).


VALUATION OF THE FUND

    The Plan provides for the determination by the Trustee and Insurer, as of each Anniversary Date, and as of such other date or dates deemed necessary by the Administrator (each a "Valuation Date"), of the net worth of the assets comprising the Fund and the Contract as it exists on the Valuation Date, prior to taking into consideration any contribution to be allocated for that Plan Year and Contract. In determining such net worth, the assets comprising the Fund and the Contract are to be included at their fair market value as of the Valuation Date and all expenses for which the Trustee and Insurer have not yet obtained reimbursement from the Employer or the Fund are to be deducted.

    In determining the fair market value of securities held in the Fund which are listed on a registered stock exchange, such shares are to be valued at the price they were last traded on such exchange preceding the close of business on the Valuation Date. If such securities were not traded on the Valuation Date, or if the exchange on which they are traded was not open for business on the Valuation Date, then the securities are to be valued at the prices at which they were last traded prior to the Valuation Date. Any unlisted security held in the Fund is to be valued at its bid price next preceding the close of business on the Valuation Date. In determining the fair market value of assets other than securities for which trading or bid prices can be obtained, the Trustees and Insurer may appraise such assets themselves, or in their discretion, employ one or more appraisers for that purpose and rely on the values established by such appraiser or appraisers.

VESTING

    A Participant will be 100% vested in all amounts allocated to his Account at all times. The computation of a Participant's nonforfeitable percentage of his interest in the Plan may not be reduced as the result of any direct or indirect amendment to the Plan. For this purpose, the Plan will be treated as having been amended if the Plan provides for an automatic change in vesting due to a change in top heavy status. In the event that the Plan is amended to change or modify any vesting schedule, a Participant with at least three Years of Service as of the expiration date of the below-described election period may elect to have his nonforfeitable percentage computed under the Plan without regard to such amendment. In such event, if a Participant fails to make such an election, such Participant will be subject to the new vesting schedule. The election period referred to in the preceding sentence will commence on the date of adoption of an amendment and end 60 days after the latest of (i) such date of adoption, (ii) the effective date of the amendment, or (iii) the date the Participant receives written notice of the amendment from the Employer or the Administrator.


BENEFITS UNDER THE PLAN

    Retirement Benefits. Under the terms of the Plan, on a Participant's Retirement Date, all amounts credited to such Participant's account under the Plan become distributable in accordance with the provisions of the Plan. Upon a Participant's Retirement Date, or as soon thereafter as is practicable, the Trustee and Insurer are obligated to distribute all amounts credited to such Participant's Account in accordance with the provisions of the Plan.

    Death Benefits. Upon the death of a Participant before his Retirement Date or other termination of his employment, all amounts credited to his Combined Account shall be distributed, in accordance with the provisions of the Plan to the deceased Participant's Beneficiary. Upon the death of a Former Participant, the Administrator shall direct the Trustee and Insurer to distribute any remaining amounts credited to the accounts of a deceased Former Participant to such Former Participant's Beneficiary. In determining the amount of the death benefit, any security interest held by the Plan by reason of an outstanding loan to the Participant or Former Participant will be taken into account. The Administrator may require such proper proof of death and such evidence of the right of any person to receive payment of the value of the account of a deceased Participant or Former Participant as the Administrator may deem desirable. The Administrator's determination of death and of the right of any person to receive payment shall be conclusive.

    With certain limited exceptions, the Beneficiary of the death benefit payable pursuant to the Plan shall be the Participant's spouse. The Participant may designate a Beneficiary other than his spouse in accordance with the terms of the Plan if (i) the spouse has waived the right to be the Participant's Beneficiary in accordance with the terms of the Plan, or (ii) the Participant is legally separated or has been abandoned (within the meaning of local law) and the Participant has a court order to such effect (and there is no "qualified domestic relations order" as defined in Code Section 414(p) which provides otherwise), or (iii) the Participant has no spouse, or (iv) the spouse cannot be located. A Participant may at any time revoke his designation of a Beneficiary or change his Beneficiary by filing written notice of such revocation or change with the Administrator, subject to the written consent of the Participant's spouse unless the original consent of the spouse acknowledges that the spouse has the right to limit consent only to a specific Beneficiary and the spouse voluntarily elects to relinquish such right. In the event no valid designation of Beneficiary exists at the time of the Participant's death, the death benefit shall be payable to his estate.

    Disability Benefits. In the event of a Participant's Total and Permanent Disability prior to his Retirement Date or other termination of his employment, the Trustee and Insurer, in accordance with the provisions of the Plan, are required to distribute to such Participant all amounts credited to such Participant's Combined Account as though he had retired.

    Benefits Upon Termination. On or before the Anniversary Date coinciding with or subsequent to the termination of a Participant's employment for any reason other than death, Total and Permanent Disability or retirement, the Administrator may direct the Trustee or Insurer to segregate such Terminated Participant's Combined Account and invest the aggregate amount thereof in a separate, federally insured savings account, certificate of deposit, common or collective trust fund of a bank or a deferred annuity. In the event the Participant's Combined Account is not segregated, the amount shall remain in a separate account for the Terminated Participant and share in allocations pursuant to the Plan until such time as a distribution is made to the Terminated Participant.

    In the event that the amount of the Terminated Participant's Combined Account equals or exceeds the fair market value of any insurance contracts of the Terminated Participant, the Trustee or Insurer, when so directed by the Administrator and agreed to by the Terminated Participant, shall assign, transfer, and set over to such Terminated Participant all contracts on his life in such form or with such endorsements so that the settlement options and forms of payment are consistent with the provisions of the Plan relating to the distribution of benefits. In the event that the Terminated Participant's Combined Account does not at least equal the fair market value of the contracts of the Terminated Participant, if any, the Terminated Participant may pay over to the Trustee or Insurer the sum needed to make the distribution equal to the value of the contracts being assigned or transferred, or the Trustee or Insurer, pursuant to the Participant's election, may borrow the cash value of the Contracts from the insurer so that the value of the Contracts is equal to the Vested portion of the Terminated Participant's Account and then assign the contracts to the Terminated Participant.

    Distribution of the funds due to a Terminated Participant shall be made on the occurrence of an event which would result in the distribution had the Terminated Participant remained in the employ of the Employer (upon the Participant's death, Total and Permanent
Disability or Retirement).


DISTRIBUTION OF BENEFITS

    General. At the election of the Participant, any amount to which he is entitled under the Plan will be distributable in one lump sum payment in cash. However, a Participant or Terminated Participant becoming eligible to receive benefits may request that, in lieu of a lump sum distribution, his interest be paid in installments over a fixed period if such payments do not constitute an "annuity" within the meaning of
Section 205 of Title I of the Act or Section 401(a) of the Code. If the Administrator agrees to make such installment distributions in its discretion, the following rules shall apply:

         (i) The payment period shall not exceed the life expectancy of the Participant at the time of benefit commencement; or, if the Participant is married at the time of benefit commencement, the joint life expectancy of the Participant and his spouse;

         (ii) Payments shall be made in installments which are as nearly equal as possible, and shall be made not less frequently than annually nor more frequently than monthly, as determined by the Administrator; and

         (iii) At any time during the installment period, the Administrator may accelerate the remaining installments by paying the balance of such account to the distributee.

    Any distribution to a Participant who has a benefit which exceeds, or has ever exceeded, $3,500 at the time of any prior distribution shall require such Participant's consent if such distribution occurs prior to his Normal Retirement Age.

    Subject to applicable provision of the Code and the Regulations thereunder, and except as otherwise required by the Plan, a Participant's benefits generally are to be distributed to him not later than April 1 of the calendar year following the later of (i) the calendar year in which the Participant attains age 70-1/2 or (ii) the calendar year in which the Participant retires, provided, however, that this clause (ii) shall not apply in the case of a Participant who is a "five (5) percent owner" at any time during the five (5) Plan Year period ending in the calendar year in which he attains age 70-1/2 or, in the case of a Participant who becomes a "five (5) percent owner" during any subsequent Plan Year, clause (ii) shall no longer apply and the required beginning date shall be April 1 of the calendar year following the calendar year in which such subsequent Plan Year ends. Notwithstanding the foregoing, clause (ii) above shall not apply to any Participant unless the Participant had attained age 70-1/2 before January 1, 1988 and was not a "five (5) percent owner" at any time during the Plan Year ending with or within the calendar year in which the Participant attained age 66-1/2 or any subsequent Plan Year.

    Distributions to a Participant and his Beneficiaries shall only be made in accordance with the incidental death benefit requirements of Code Section 401(a)(9)(G) and the Regulations thereunder.

    Any annuity contract acquired pursuant to the Plan shall be non-transferable when distributed. Furthermore, the terms of any annuity contract purchased and distributed to a Participant or spouse shall comply with all of the requirements of the Plan.

    Any Participant, Terminated Participant or Beneficiary may direct the Administrator to authorize the Trustee or Insurer to pay any "eligible rollover distribution" (as defined in Code Section
402(f)(2)(A)) otherwise payable to the Participant, Terminated
Participant or Beneficiary pursuant to the Plan to any "eligible retirement plan" (as defined in Code Section 401(a)(31)(D)).

    Death Benefits. Except as otherwise required by the Code and the Regulations thereunder and the Plan, death benefit payable pursuant to the Plan will be paid to the Participant's Beneficiary in one lump sum payment in cash. If a Participant dies after the distribution of his interest has begun and before his entire interest has been distributed to him, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being utilized as of his date of death. If a Participant dies before he has begun to receive any distributions of his interest under the Plan or before distributions are deemed to have begun pursuant to the Regulations, then his death benefit will be distributed to his Beneficiaries no later than December 31 of the calendar year in which the fifth anniversary of his date of death occurs.

    Except as otherwise required by the Plan, whenever the Trustee or Insurer is to make a distribution on or as of an Anniversary Date, the Plan provides that the distribution shall be made on such date or as soon thereafter as is practicable. However, unless a Former Participant elects in writing to defer the receipt of benefits (such election may not result in a death benefit that is more than incidental), the payment of benefits shall commence not later than the 60th day after the close of the Plan Year in which the latest of the following events occurs: (i) the date on which the Participant attains the age of 65; (ii) the 10th anniversary of the year in which the Participant commenced participation in the Plan; or (iii) the date the Participant terminates his service with the Employer.

    In the event that all, or any portion, of the distribution payable to a Participant or his Beneficiary hereunder shall, at the later of the Participant's attainment of age 62 or his Normal Retirement Age, remain unpaid solely by reason of the inability of the Administrator, after sending a registered letter, return receipt requested, to the last known address, and after further diligent effort, to ascertain the whereabouts of such Participant or his Beneficiary, the amount so distributable shall be forfeited and treated as an additional Employer Profit-Sharing contribution and allocated pursuant to the Plan. In the event a Participant or Beneficiary is located subsequent to his benefit being reallocated, such benefit shall be restored.

    Qualified Domestic Relations Orders. All rights and benefits, including elections, provided to a Participant in the Plan will be subject to the rights afforded to any "alternate payee," as defined in the Code, under a "qualified domestic relations order," as defined in the Code. Furthermore, a distribution to an "alternate payee" will be permitted if such distribution is authorized by a "qualified domestic relations order," even if the affected Participant has not reached the "earliest retirement age" under the Plan.

    Hardship Distributions. Distributions of Elective Contributions in the minimum amount of $1,000 may be made to a Participant in the event of an immediate and significant financial need of the Participant where such Participant lacks other available resources (a "hardship distribution"). A hardship distribution is subject to the spousal consent requirements contained in Sections 401(a)(11) and 417 of the Code, if applicable.

    The following are the only financial needs which will be deemed immediate and significant for purposes of determining whether the basis for a hardship distribution exists: (i) expenses incurred or necessary for medical care, described in Section 213(d) of the Code, of the Participant, the Participant's spouse, children, or dependents; (ii) the purchase (excluding mortgage payments) of a principal residence for the Participant; (iii) payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, the Participant's spouse, children or dependents; or (iv) the need to prevent the eviction of the Participant from, or a foreclosure on the mortgage of, the Participant's principal residence. A distribution will be considered as necessary to satisfy an immediate and significant financial need of the Participant only if:

         (i) The Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans under all plans maintained by the Employer;

         (ii) All plans maintained by the Employer provide that the Participant's Elective Contributions (and any Employee
    Contributions) will be suspended for twelve months after the receipt of the hardship distribution;

         (iii) The distribution is not in excess of the amount of an immediate and significant financial need (including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution); and

         (iv) All plans maintained by the Employer provide that the Employee may not make Elective Contributions for the Participant's taxable year immediately following the taxable year of the hardship distribution in excess of the applicable limit under Section 402(g) of the Code for such taxable year less the amount of such Participant's Elective Contributions for the taxable year of the hardship distribution.


WITHDRAWALS OF PROFIT-SHARING CONTRIBUTIONS

    Each Participant has the right to elect, in writing on forms provided by the Administrator, to withdraw (i) 100%, (ii) 50% or (iii) no part of that portion of any Profit-Sharing Contribution allocated to his or her Account in respect of such Plan Year provided the effective date of such election is within two (2) years of such Plan Year. Such right of withdrawal will not be available with respect to any Profit-Sharing Contributions made on account of Plan Years ending on or after January 1, 1992. Permitted withdrawals are to be made in cash as promptly as practicable after the end of the Plan Year in which the election is made. Such amount to be adjusted (as of the last day of the calendar year preceding the date of the withdrawal) to the fair market value of the assets of the Fund attributable to such deferred, allocated amount. To be effective, a withdrawal election must be made on or before the November 30 preceding the date of the withdrawal. Failure to timely file a written election with respect to a withdrawal for a Plan Year will constitute a binding election to waive the right of withdrawal.


LOANS TO PARTICIPANTS

    Subject to such uniform and nondiscriminatory rules as may from time to time be adopted by the Administrator, after it has been determined that loans to Participants shall be allowed, the Trustee or Insurer, upon direction from the Administrator, may make a loan or loans to a Participant for the purpose of enabling the Participant to meet financial needs of the Participant which are deemed to be immediate and heavy, as described under "Hardship Distributions," above. Any loan pursuant to the Plan is to be in the amount of not less than $1,000, for a non-renewable and non-extendable term of not more than three years and amortized in level payments not less frequently than quarterly.

    A Participant's loan (when added to the outstanding balance of all of the Participant's other loans from the Plan) will be limited to the lesser of: (1) $50,000 reduced by the excess, if any, of the highest outstanding balance of loans during the one year period ending on the day before the loan is made over the outstanding balance of loans on the date the loan is made or (2) the greater of one-half (1/2) of the vested interest in the Participant's Accounts as of the date on which the loan is made or $10,000. Notwithstanding the foregoing, no Participant shall, under any circumstance, be entitled to loans in excess of one-half (1/2) of the vested interest in such Participant's Accounts as of the Valuation Date coincident with or immediately preceding the date on which the loan is made, reduced by any amounts withdrawn from such Account since the Valuation Date of reference. To the extent that a Participant loan exceeds the aforementioned limitation, such excess amounts will be treated as a taxable distribution to the Participant. Any amount withdrawn by a Participant while a loan is outstanding, and any amount becoming distributable to a Participant or beneficiary while a loan is outstanding against the Account from which such distribution is to be made, shall be immediately applied to reduce the amount of accrued interest and the principal amount of such loan.

    For purposes of the aforementioned limitation on the amount of Participant loans, loans from the Plan are deemed to include all loans from all other plans maintained by the Employer or by any other entity which, together with the Employer, constitute elements of either: (i) a controlled group of corporations (within the meaning of Section 414(b) of the Code); (ii) a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code); or (iii) an affiliated service group (within the meaning of Section 414(m) of the Code).

    With the exception of reasonable distinctions among prospective borrowers on the basis of credit worthiness, any loans to Participants are to be made on a reasonably equivalent basis. Loans shall not be made available to highly compensated Participants in an amount greater than the amount available to other Participants. Thus, the same percentage of a Participant's Account balance may be loaned to Participants with large and small Account balances, if such Account is security (or partial security) for repayment of the loan.

    All loans to Participants will be considered fixed income investments of the Trust Fund. Accordingly, all loans to Participants made by the Trustee are required to be secured by the pledge of no more than one-half of the Participant's interest in the Trust Fund and by the pledge of such further collateral as the Trustee or Insurer, in its discretion, deems necessary to assure repayment of the borrowed amount and all interest to be accrued thereon in accordance with the terms of the loan. Interest will be charged at a reasonable rate comparable to the prevailing rate of interest charged for similar loans by lending institutions in the community on the date of the loan subject to applicable legal limits. To the extent a Participant or beneficiary becomes entitled to payments of benefits or withdraws all or a portion of the borrower's Account, the payments or withdrawals, as the case may be, are required to be applied immediately against the balance outstanding. If not paid as and when due, the outstanding balance of a loan may be deducted from any benefit which is or becomes payable to the borrower or a beneficiary, and any other security pledged may be sold by the Trustee at public or private sale as soon as is practicable after such default. A Participant will remain liable for any deficiency remaining after application of any sale proceed in the manner provided in the Plan.


ASSIGNMENT; LIENS

    A Participant or his beneficiary may not alienate, sell, transfer, assign, pledge, encumber or charge his interest in the Plan. No interest in the Plan may be attached or subjected to other legal process except to the extent provided in the Plan or as may be required by law. Pursuant to the Retirement Equity Act of 1984 amending Section 401(a)(13) of the Code, a "qualified domestic relations order" will not be treated as an illegal assignment or attachment. In addition, an Internal Revenue Service levy on an Account will not be considered an illegal assignment or attachment.


AMENDMENT AND TERMINATION

    Subject to the limitations set forth in the Plan, the Company may amend the Plan at any time. No amendment to the Plan will be effective if it authorizes or permits any part of the Trust Fund (other than such part as is required to pay taxes and administration expenses) to be used for or diverted to any purpose other than for the exclusive benefit of the Participants or their Beneficiaries or estates, or causes any reduction in the amount credited to the Account of any Participant, or causes or permits any portion of the Fund to revert to or become property of the Employer. Except as permitted by the Regulations, no Plan amendment or transaction having the effect of a Plan amendment (such as a merger, plan transfer or similar transaction) will be effective if it eliminates or reduces any "Section 411(d)(6) protected benefit" (i.e., a benefit described in Code Section 411(d)(6)(A), an early retirement benefit or a retirement-type subsidy or optional form of benefit) or adds or modifies conditions relating to a "Section 411(d)(6) protected benefit" the result of which is a further restriction on such benefit unless such protected benefit is preserved with respect to benefits accrued as of the later of the adoption date or effective date of the amendment.

    While the Company anticipates that the Plan will continue indefinitely as a qualified plan under the Code, it reserves the right to terminate the Plan at any time by action of the Board of Directors of the Company. Upon any full or partial termination of the Plan, all amounts credited to the affected Participants' Accounts will be 100% vested and may not thereafter be subject to forfeiture, and any unallocated amounts will be allocated to the Accounts of all Participants in accordance with the provisions of the Plan. Upon the full termination of the Plan, the Company will direct the distribution of the assets of the Fund to Participants in accordance with the terms of the Plan. Such distributions will be made in cash or through the purchase of irrevocable nontransferable deferred commitments from an insurer. Except as permitted by the Regulations, the termination of the Plan may not result in the reduction of any "Section 411(d)(6) protected benefit."


REFERENCE TO THE PLAN

    The above summary of the Plan does not purport to be complete and is subject in all respects to the provisions of the Plan, a copy of which is available from the Company on request and which has been filed with the Securities and Exchange Commission as an exhibit to the Company's Registration Statement of which this Prospectus is a part. (SEC File No. 33-54158).


                          FEDERAL TAX ASPECTS

    The Company has received a letter of determination that the Plan, as amended and restated meets the requirements of a qualified profit sharing plan under Section 401(a) of the Code, a qualified cash or deferred arrangement under Section 401(k) of the Code and that the Trust is exempt from Federal income tax under Section 501(a) of the Code. So long as the Code requirements continue to be met, the amounts contributed by the Company on behalf of a Participant will be deductible by the Company for Federal income tax purposes and amounts contributed by the Company as Elective Contributions on behalf of a Participant who has executed a salary reduction agreement will be excluded from the Participant's gross income. Contributions made on a Participant's behalf and the income and appreciation on Employer contributions will not be subject to income tax while held by the Insurer or in the Trust Fund and will not be includable in the Participant's taxable income until distributed to him.

    If an amount in a Participant's Account is withdrawn, the amount withdrawn will be taxable to him as ordinary income.
Any withdrawal prior to age 59-1/2 will be subject to a 10% excise tax unless an exemption from such excise tax is applicable. If a Participant rolls the distribution over into an IRA or another eligible qualified plan, the excise tax will not be imposed on the portion of the distribution that is rolled over. The excise tax also will not be imposed if the Participant is over age 59-1/2 when the distribution is received, or if he is over age 55 and has retired. Any distribution made after the death of the Participant is exempt from the 10% excise tax regardless of the age of the Participant. Also, any distribution to a spouse, former spouse, child or other dependent of the Participant pursuant to a qualified domestic relations order will be exempt from the excise tax.

    Upon distribution of a Participant's entire Account in a lump sum by reason of his death or other termination of employment, or after his attainment of age 59-1/2, the distribution will constitute taxable (ordinary) income to the Participant which may qualify for special five-year forward income averaging if the Participant has been a Participant in the Plan for five or more taxable years. The availability of the election to be taxed under the five-year forward averaging provision is subject to a number of limitations including the limitations that the election be made only once, and that it be made only after attaining age 59-1/2. Certain Participants who attained the age of 50 before January 1, 1986 may elect to be taxed under ten-year forward income averaging as in effect immediately prior to the adoption of the Tax Reform Act of 1986.

    If a Participant receives a lump sum distribution from the Plan by reason of termination of employment or termination of the Plan or after attainment of age 59-1/2, he may transfer on or before the 60th day after the day on which he receives such distribution, all or part of the distribution to: (i) another exempt employees' trust which as part of a "qualified" plan for Federal income tax purposes, (ii) an "annuity" plan described in Section 401(a) of the Code or (iii) an "individual retirement account" or an "individual retirement annuity" as such terms are described in the Code, and thereby avoid current taxation of the portion of the distribution so transferred. Moreover, if the spouse of a Participant receives a lump sum distribution by reason of the Participant's death, the spouse may transfer, within the period described in the preceding sentence, all or a portion of such distribution to an "individual retirement plan" and thereby avoid current taxation on the portion of the distribution so transferred.

    If a Participant is entitled to receive a lump sum distribution from the Plan as described above, the Participant may direct the Administrator to request that the Insurer and Trustee pay such distribution directly to the trustee or custodian of another qualified retirement plan or individual retirement account. The Company is required to impose income tax withholding on all lump sum distributions unless such distributions are paid directly to another qualified retirement plan or individual retirement account. The amount of withholding required will equal 20% of the amount distributed and will be imposed even if the Participant subsequently elects to transfer such distribution to a qualified retirement plan or individual retirement plan.

    If a distribution during a calendar year to a Participant exceeds $155,000, it may be subject to a 15% excise tax on the portion of the distribution that is in excess of that amount. In determining whether the $155,000 threshold has been reached, all distributions from all "qualified" plans, certain similar types of plans, and IRAs are aggregated. The $155,000 amount is subject to cost of living adjustments, and also may be a different amount for certain individuals who filed a "grandfather election" with their 1988 federal income tax returns. The excise tax on any lump sum distribution from the Plan that is made on account of termination of employment or termination of the Plan, or that is made after attainment of age 59-1/2, may be avoided for the year of distribution by rolling the distribution over into another "qualified" plan, "annuity" plan or IRA on or before the 60th day after receipt of the distribution. This 15% excise tax will be suspended for distributions received in 1997, 1998 and 1999.

    With respect to Federal estate tax, distributions under the Plan made as a result of the death of a Participant or former Participant will generally be included in determining the taxable amount of the Participant's estate. However, amounts payable to the deceased Participant's spouse may be eligible for the Federal estate tax marital deduction. For Federal income tax purposes, amounts distributed to the beneficiary or estate of a Participant will be treated in substantially the same way as if distributed to a Participant after termination of employment.

    If a Participant dies with an accumulation that exceeds a threshold determined under Section 4980A of the Code, the Participant's estate may be subject to a 15% excise tax on the amount of the "excess accumulation." This excise tax cannot be avoided by a rollover to an IRA, although in certain circumstances the Participant's surviving spouse may have the right, if the spouse is the beneficiary of substantially all of the Participant's "qualified" plan, "annuity" plan and IRA death benefits, to make an election to convert the Participant's accumulation to the spouse's distribution for purposes of this excise tax. In the event that the spouse makes such an election and then receives a lump sum distribution, the spouse may avoid the excise tax for the year of distribution by rolling the distribution over into an IRA on or before the 60th day after receipt of the distribution.
Spousal rollovers to other "qualified" or "annuity" plans are not permitted.

    The foregoing description of tax effects is intended to be general in nature, and is based on interpretations of present Federal statutory and regulatory authority which may be subject to change. Each
Participant should discuss specific questions with his own tax adviser or attorney. In addition, there may be tax considerations under foreign, state and local laws applicable to Participants.

    Any material changes in the tax effects of participation in the Plan will be described in a Supplement to this Prospectus.


                   APPLICABLE REQUIREMENTS OF ERISA

    The Plan is a "defined contribution plan" as described in Section 3(34) of ERISA. As such, the Plan is subject to the applicable provisions set forth in Part 1 (Reporting and Disclosure), Part 2 (Participation and Vesting), Part 4 (Fiduciary Responsibility) and Part 5 (Administration and Enforcement) of Subtitle B of Title I of ERISA which relate to employee pension benefit plans which are defined contribution plans.

    The Plan is not subject to Part 3 (Funding) of Subtitle B of Title I of ERISA nor is it subject to any of the provisions of Title IV of ERISA. Those portions of ERISA pertain to "money purchase plans" and "defined benefit plans."


        AMENDMENTS AND OTHER CHANGES AFFECTING THIS PROSPECTUS

    After the date hereof, the Plan may from time to time be amended and certain other changes in respect of the Plan, such as changes in applicable law, may also occur. Any such amendments or changes that are material for purposes of this Prospectus shall be reflected in a Supplement to this Prospectus.


                        REPORTS OF THE COMPANY

    The Company's Quarterly and Annual Reports to Shareholders, proxy soliciting material and other communications distributed to the Company's shareholders generally will be provided to all Participants of the Plan whether or not such Participants are shareholders of the Company. If a Participant does not for some reason receive a copy of any such reports, material or other communications, he may obtain copies of the same which the Company will provide promptly without charge upon written or oral request made to the Company's Corporate Controller in the manner described under "Incorporation of Certain Documents by Reference."

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission are incorporated in the Prospectus by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995 filed pursuant to Section 13(a) of the Exchange Act;

         (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, respectively, filed pursuant to Section 13(a) of the Exchange Act;

         (c) All other reports of the Company filed pursuant to Section 13 or 15(d) of the Exchange Act since June 30, 1996;

         (d) The Company's definitive proxy statement dated March 29, 1996 filed pursuant to Section 14 of the Exchange Act in connection with the Company's 1996 Annual Meeting of Shareholders;

         (e) The description of the Common Stock contained in the Company's Form 8-A Registration Statements dated April 27, 1973 and August 2, 1996, any amendments or reports filed for the purpose of updating such description; and

         (f) The Plan's Annual Report on Form 11-K for the year ended December 31, 1995 filed pursuant to Section 15(d) of the Exchange Act.

    All documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

    Copies of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents which this Prospectus incorporates), and copies of any other documents to which a Participant is entitled as described in this Prospectus, are available to any Participant receiving a copy of this Prospectus upon written or oral request. Such request should be directed to the Company's Corporate Controller, Quaker Chemical Corporation, Elm and Lee Streets, Conshohocken, Pennsylvania 19428 (610-832-4000). See "Additional Information."


                                EXPERTS

    The financial statements incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to a change in the method of accounting for income taxes and postretirement benefits other than pensions as discussed in Notes 5 and 6 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   [THIS PAGE INTENTIONALLY LEFT BLANK]

====================================     =====================================
    NO PERSON IS AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH
THE OFFER MADE BY THIS PROSPECTUS
OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS, AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATION
MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED.  THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER TO
SELL OR A SOLICITATION OF AN OFFER
TO BUY ANY OF THESE SECURITIES IN
ANY STATE TO ANY PERSON TO WHOM IT
IS UNLAWFUL TO MAKE SUCH OFFER OR
SOLICITATION IN SUCH STATE.

        ----------------

       TABLE OF CONTENTS

                               PAGE                  QUAKER CHEMICAL
                               ----                    CORPORATION
Additional Information.........   2
General Information............   2
Definitions....................   3
The Plan.......................   7
  General......................   7
  Purpose......................   7
  Administration...............   7                    ------------
  Eligibility..................   8
  Contributions................   8            QUAKER CHEMICAL CORPORATION
  Rollover Contributions.......  10           PROFIT SHARING AND RETIREMENT
  Limitations on Contributions.  10                    SAVINGS PLAN
  Change of Contributions......  10
  Accounts.....................  11                    ------------
  Investment of Contributions..  11
  Description of Investment                             PROSPECTUS
    Options....................  11
  Valuation of the Fund........  17                    ------------
  Vesting......................  18
  Benefits Under the Plan......  18
  Distribution of Benefits.....  19
  Withdrawals of Profit-Sharing
    Contributions..............  21
  Loans to Participants........  21
  Assignment; Liens............  22
  Amendment and Termination....  22
  Reference to the Plan........  22
Federal Tax Aspects............  22
Applicable Requirements
  of ERISA.....................  24
Amendments and Other Changes
  Affecting this Prospectus....  24
Reports of the Company.........  24
Incorporation of Certain
  Documents By Reference.......  25
Experts........................  25

        ----------------

    NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL UNDER ANY                            OCTOBER 30, 1996
CIRCUMSTANCES CREATE ANY
IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF THE
COMPANY OR THE PLAN SINCE THE DATE
HEREOF.

====================================     =====================================

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

    Reference is made to the information appearing under the heading "Incorporation of Certain Documents by Reference" in the Prospectus constituting a part of this Registration Statement, which information is incorporated herein by this reference.

ITEM 4. DESCRIPTION OF SECURITIES.

    Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988 provides as follows:

         Section 1741. Third-Party actions. Unless otherwise restricted in its bylaws, a business corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 1742. Derivative and corporate actions. Unless otherwise restricted in its bylaws, a business corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses the court of common pleas or other court deems proper.

         Section 1743. Mandatory indemnification. To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 (relating to third-party actions) or 1742 (relating to derivative and corporate actions) or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

         Section 1744. Procedure for effecting indemnification. Unless ordered by a court, any indemnification under section 1741 (relating to third-party actions) or 1742 (relating to derivative or corporate actions) shall be made by the business corporation only as authorized in the specific case upon determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. The determination shall be made:

              (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action or proceeding;

              (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

              (3) by the shareholders.

         Section 1745. Advancing expenses. Expenses (including attorneys' fees) incurred in defending any action or proceeding referred to in this subchapter may be paid by a business corporation in advance of the final disposition of the action or proceeding upon receipt or an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation as authorized in this subchapter or otherwise.

         Section 1746.  Supplementary coverage.

         (a) General rule. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this subchapter shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Sections 1728 (relating to interested directors or officers; quorum) and, in the case of a registered corporation, section 2538 (relating to approval of transactions with interested shareholders) shall be applicable to any bylaw, contract or transaction authorized by the directors under this section. A corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to this section or otherwise.

         (b) When indemnification is not to be made. Indemnification pursuant to subsection (a) shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The articles may not provide for indemnification in the case of willful misconduct or recklessness.

         (c) Grounds. Indemnification pursuant to subsection (a) under any bylaw, agreement, vote of shareholders or directors or otherwise may be granted for any action taken and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in this section and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Such indemnification is declared to be consistent with the public policy of this Commonwealth.

         Section 1747. Power to purchase insurance. Unless otherwise restricted in its bylaws, a business corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of this subchapter. Such insurance is declared to be consistent with the public policy of this Commonwealth.

         Section 1750. Duration and extent of coverage. The indemnification and advancement of expenses provided by, or granted pursuant to, this subchapter shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of that person.

         Section 7.1 of the Company's By-Laws also contains provisions allowing for indemnification of directors and officers to the extent permitted under Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

    Not applicable.

ITEM 8. EXHIBITS.

   4(a) Quaker Chemical Corporation Profit Sharing and Retirement Savings
        Plan.*

   4(b) Agreement of Trust, dated as of November 3, 1992, between Quaker
        Chemical Corporation and CoreStates Bank.*

   4(c) Group Annuity Contract No. 83729, effective as of December 30,
        1988, between Principal Financial Group (formerly Bankers Life) and Quaker Chemical Corporation.*

   5    Opinion of Fox, Rothschild, O'Brien & Frankel, Philadelphia,
        Pennsylvania.*

  23(a) Consent of Fox, Rothschild, O'Brien & Frankel. Reference is made to Exhibit 5 hereto.

  23(b) Consents of Independent Accountants--Incorporated by reference to
        Exhibit 23 to Quaker Chemical Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 and Exhibit 23 to Quaker Chemical Corporation Profit Sharing and Retirement Savings Plan's Annual
        Report on Form 11-K for the year ended December 31, 1995.

  24    Power of Attorney.*

----------------
*Previously filed as an exhibit to this Registration Statement.

    Quaker Chemical Corporation undertakes that it has and will submit the Plan and any amendents thereto to the Internal Revenue Service (the "IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

ITEM 9. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
    Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (i) and (ii) above, do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Conshohocken, Pennsylvania, on the 30th day of October, 1996.

                    QUAKER CHEMICAL CORPORATION


                                  By: /s/ RONALD J. NAPLES
                                      -------------------------------------
                                      Ronald J. Naples
                                      President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below by the following persons in the capacities and on the dates indicated.

              SIGNATURE                    TITLE                  DATE
              ---------                    -----                  ----

/s/ PETER A. BENOLIEL           Chairman of the Board         October 30, 1996
------------------------------
Peter A. Benoliel

/s/ RONALD J. NAPLES            President, Chief Executive    October 30, 1996
------------------------------  Officer and Director
Ronald J. Naples

/s/ THOMAS F. KIRK              Vice President and Chief      October 30, 1996
------------------------------  Financial Officer
Thomas F. Kirk

             *                  Director                      October 30, 1996
------------------------------
Joseph B. Anderson, Jr.

/s/ PATRICIA C. BARRON          Director                      October 30, 1996
------------------------------
Patricia C. Barron

             *                  Director                      October 30, 1996
------------------------------
William L. Batchelor

/s/ LENNOX K. BLACK             Director                      October 30, 1996
------------------------------
Lennox K. Black

             *                  Director                      October 30, 1996
------------------------------
Edwin J. Delattre

/s/ ROBERT P. HAUPTFUHRER       Director                      October 30, 1996
------------------------------
Robert P. Hauptfuhrer

/s/ FREDERICK HELDRING          Director                      October 30, 1996
------------------------------
Frederick Heldring

/s/ ROBERT H. ROCK              Director                      October 30, 1996
------------------------------
Robert H. Rock

/s/ ALEX SATINSKY               Director                      October 30, 1996
------------------------------
Alex Satinsky


*By PETER A. BENOLIEL
    ATTORNEY-IN-FACT

/s/ PETER A. BENOLIEL
------------------------------                                October 30, 1996
Peter A. Benoliel


    The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan Committee which administers the Plan has caused the Amendment to the Registration Statement to be signed on behalf of the Plan by the undersigned, thereunto duly authorized in Conshohocken, Pennsylvania, on October 30th, 1996.

                              QUAKER CHEMICAL CORPORATION
                              PROFIT SHARING AND RETIREMENT
                              SAVINGS PLAN

                              /s/ IRVING H. TYLER
                              -----------------------------------------------
                              Irving H. Tyler, Committee Chairman

                              /s/ RICHARD J. FAGAN
                              -----------------------------------------------
                              Richard J. Fagan, Member of the Committee

                              /s/ DONALD F. FAHEY
                              -----------------------------------------------
                              Donald F. Fahey, Member of the Committee

                              /s/ JOSEPH C. HUDSON
                              -----------------------------------------------
                              Joseph C. Hudson, Member of the Committee

                              /s/ KEVIN M. JARRETT
                              -----------------------------------------------
                              Kevin M. Jarrett, Member of the Committee

                              /s/ HOWARD WILSON
                              -----------------------------------------------
                              Howard Wilson, Member of the Committee